EXHBIT 99

Contact: Erika Schermerhorn (617) 368-5091

BOSTON BEER REPORTS THIRD QUARTER 2008 RESULTS

BOSTON, MA (11/4/08) -- The Boston Beer Company, Inc. (NYSE: SAM) reported third quarter core product depletions increase of 12% and net revenue growth of 20%, but with a net loss for the third quarter of $0.3 million, or $0.02 per diluted share. Depletions growth was driven by Samuel Adams® Seasonals, Twisted Tea® and the Brewmaster's Collection. The net loss was primarily driven by increased costs of raw and package materials, Pennsylvania Brewery costs which include start-up expenses, accruals for full year shortfall fees at other brewers as a result of volumes transferred to the Pennsylvania Brewery and an additional charge related to the voluntary product recall announced April 7th, partially offset by volume and pricing gains.

Jim Koch, Chairman and Founder of the Company, commented, "We achieved 12% depletions growth in the third quarter compared to 10% depletions growth in the first half of 2008. We believe our third quarter depletions growth benefited from an extra selling day compared to 2007, as well as the timing of the 4th of July holiday, so we see this depletions growth as a continuation rather than an acceleration of our first half trends. We are happy with our brand strength and our position within the craft beer category and remain positive about the future of craft beer."

Net revenue for the third quarter of 2008 was $101.1 million, an increase of $17.0 million or 20% over the same period last year. The Company reported a net loss for the third quarter of $0.3 million, or $0.02 per diluted share, a decrease of $0.23 per diluted share from the third quarter 2007. The third quarter results include the estimated after-tax negative impact on net income of $1.2 million, or $0.08 per diluted share, resulting from accruals for full year shortfall fees at other brewers as a result of volumes transferred to the Pennsylvania Brewery, and $1.2 million, or $0.08 per diluted share, resulting from additional costs of the product recall. The Company expects that future costs of the recall relative to product returns to be minimal and that shortfall fees, if any, will be significantly less in 2009.

For the nine months ended September 27, 2008, the Company reported depletions growth of 10% and net revenue of $294.6 million, an increase of $45.1 million, or 18%, over the same period last year. The Company's earnings per diluted share were $0.31, a decrease of $0.76. The decrease is primarily a result of provisions taken for the product recall, which have an estimated negative impact on net income of $12.0 million, or $0.84 per diluted share.

Key highlights of the third quarter were:

•	Depletions grew 12% for the quarter and 10% year to date.
•	Net pricing increased approximately 5% year to date.
•	The Pennsylvania Brewery successfully ramped up brewing and packaging of the Company's products to meet demand.
•	Capital investment for the Pennsylvania Brewery start-up is in line with expectations.
•	Product recall costs increased to $22.9 million from the previously announced $20.6 million, primarily due to an increase in returns above what was originally estimated.
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Current estimate for earnings per share for the full year has been reduced to between $0.60 and $0.80 due to increased costs which include incremental recall costs and start-up costs at the Pennsylvania Brewery, a higher tax rate and slightly reduced full year volume projections, somewhat offset by additional pricing increases in certain markets implemented in October 2008.

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Martin Roper, the Company's President and CEO, stated, "We are very happy with how smoothly the transition of ownership and start-up of brewing Samuel Adams beer at the Pennsylvania Brewery has progressed, particularly, the enthusiasm of our employees, the quality of the beer, our safety record and the lack of disruption to our supply chain. This was a very significant project for us and we are proud of the efforts of all our employees and vendors that allowed it to proceed so well. While we are still experiencing start-up costs as we ramp up to full capacity utilization, we anticipate these will diminish materially during 2009."

Mr. Roper continued, "Through the end of the third quarter of 2008, we had spent $33.1 million on capital improvements at the Pennsylvania Brewery to upgrade portions of the facility and to restart the brew house. We continue to expect that the total capital spend this year on the Pennsylvania Brewery improvements will be between $45.0 million and $55.0 million. As our efficiencies improve, we will continue to move more volume to our Pennsylvania Brewery from other brewing companies. The expected total production volumes going forward will be dependent on requirements for production under our interim packaging services agreement with Diageo North America and the productivity of the packaging lines, which continues to improve. The start-up costs include ramping up of the line efficiencies, the costs and complexity caused by Diageo production and other non-continuing costs, as we started production prior to all capital projects being completed. As a result of moving some of our production volume to the Pennsylvania Brewery, we will likely not meet the 2008 minimum production requirements under certain of our arrangements with other brewing companies. The accrual we recorded for these full year shortfall fees resulted in an after-tax impact in the third quarter of $1.2 million. As we look forward to 2009, we believe we will continue to make progress on efficiencies, capacity and costs at our breweries. We are pleased with our decision to purchase the Pennsylvania Brewery and with our progress to date. We believe that owning our own breweries puts us in a good position to control our brewing future and to improve our efficiencies and costs."

Commenting on the recall, Mr. Roper said "On April 7th, we announced a voluntary product recall of certain glass bottles of Samuel Adams products. We completed most of the recall activities during the second and third quarters with the help of our wholesalers, retailers and customers and appreciate the outstanding support they provided during this process. In our first six months of financial results, we took various charges for this recall, based on the best available information at that time. Recall activities continued longer than we had expected and our estimates are now slightly higher than previously reported, as more data has become available. The after-tax impact of these additional provisions in the third quarter was $1.2 million. We continue to evaluate potential legal proceedings we may take related to this recall, but cannot comment on any definitive plans at this time."

3rd Quarter Results

Core shipment volume for the three months ended September 27, 2008, net of recall returns, was approximately 501,000 barrels, a 6% increase over the same period in 2007. Total Company

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depletions in the third quarter grew 12%, driven by double digit growth in Samuel Adams® Seasonals, Twisted Tea® and Samuel Adams® Brewmaster's Collection. The Company believes that wholesaler inventory levels at September 27, 2008 were in line with the prior year's levels.

The Company's net loss of $0.3 million, or $0.02 per diluted share, for the three months ended September 27, 2008, represented a decrease of $3.5 million or $0.23 per diluted share from the same period last year, primarily as a result of increases in cost of goods sold, advertising, promotional and selling expenses and general and administrative expenses, partially offset by an increase in net revenue and a decrease in income taxes. Net revenue increased by $17.0 million, or 20%, during the three months ended September 27, 2008, as compared to the same period in 2007. Net revenue increased due to volume and price increases of core products, a decrease in excise taxes due to the $3.9 million reserve for additional liability recorded in the third quarter of 2007 and an increase in non-core revenue associated with the production under the Diageo contract. Cost of goods sold increased primarily due to the costs of the Diageo contract production, the increased costs of raw and package materials, increases in volume for core products, the $2.3 million accrual for full year shortfall fees and the Pennsylvania Brewery start-up costs. Advertising, promotional and selling expenses increased by $1.0 million during the quarter, as compared to the prior year, primarily due to increases in freight expenses to wholesalers and salary and benefit costs. General and administrative costs increased by $2.8 million during the quarter as compared to the prior year, driven by the addition of recurring planned administrative costs related to the Pennsylvania Brewery, salary and benefit costs and legal costs. The income tax provision for the three months ended September 27, 2008 decreased to $0.9 million from $1.7 million for the same period in 2007 as a result of lower pretax income.

Year to Date Results

Core shipment volume for the nine month period ended September 27, 2008, net of recall returns but including any recall related replenishments shipments, was 1.5 million barrels, a 9.6% increase from the same period in the prior year.

In the first nine months of 2008, total Company depletions grew 10%, driven by double digit growth in Samuel Adams® Seasonals, Brewmaster's Collection and Twisted Tea®.

The Company's net income of $4.5 million, or $0.31 per diluted share, for the nine months ended September 27, 2008, represented a decrease of $11.2 million, or $0.76 per diluted share, compared to the same period last year, primarily as a result of the product recall and increases in costs of goods sold, advertising, promotional and selling expenses and general and administrative expenses, partially offset by an increase in net revenue, a decrease in taxes, an additional provision for excise taxes in 2007 of $3.9 million and a write-off of brewery costs in 2007 of $3.4 million. Cost of goods sold increased primarily due to increases in volume of core products, the increased costs of raw and package materials, the costs of the Diageo contract production, the $2.3 accrual for full year shortfall fees and Pennsylvania Brewery start-up costs. Advertising, promotional and selling expenses increased by $9.1 million during the first nine months of the year as compared to the prior year, primarily due to increases in freight expenses to wholesalers, local marketing and promotions and salary and benefit costs. General and administrative costs increased by $8.0 million during the first nine months of the year as compared to the prior year, driven by salary and

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benefit costs, start-up and recurring planned administrative costs related to the Pennsylvania Brewery and legal costs. The Company's effective tax rate for the first nine months of the year increased to 53.2% from the 2007 rate of 40.3% as a result of lower than expected pretax income primarily due to the recall, but with no corresponding reduction in non-deductible expenses. The 2008 full year effective tax rate is expected to be approximately 51%.

Other matters

Based on shipments and orders in-hand, gross core shipments through November 2008 appear to be up approximately 12% as compared to the same period in 2007. Net of product returns, core shipments appear to be up approximately 9%. Actual shipments may differ and no inferences should be drawn with respect to shipments in future periods.

Year-to-date depletions reported to the Company through September 2008 were up approximately 10% over the same period in 2007, but this number may not be indicative of actual business trends due to some inconsistent reporting of the recall in the numbers that are available to the Company.

The Company estimates that it has quarantined for destruction approximately 990,000 cases of product related to the recall, of which 200,000 cases were held at its warehouses and identified prior to shipment to its wholesalers. To reflect the current known estimated impact of this recall, the Company reversed approximately 790,000 cases of shipments in the first nine months of 2008, which translates to approximately $13.3 million of sales credits, and recorded approximately $9.6 million as recall costs. The after-tax impact of these provisions is estimated to be $12.0 million. All of these amounts reflect estimates based on available information, which could differ from the actual recall costs, and do not reflect any potential recoveries from third parties.

During the third quarter, the Company submitted a settlement proposal and made a payment of $3.7 million to the U.S. Alcohol and Tobacco Tax and Trade Bureau, or TTB, to resolve events identified by the TTB during its audit last fall. The TTB has proposed some changes to the Company's proposed settlement which do not materially affect the economics of the settlement and the Company is considering how to proceed. Based on available information, the Company continues to believe that its excise tax reserve of $3.9 million is adequate.

Based on the Company's current assessment, guidance for earnings per diluted share for the full year has been reduced to between $0.60 and $0.80 due to increased costs which include incremental recall costs and start-up costs at the Pennsylvania Brewery, a higher tax rate and slightly reduced full year volume projections, somewhat offset by additional pricing increases in certain markets implemented in October 2008. Based on its assumptions about the financial impact of the recall, which primarily includes provisions for recall costs and related tax impacts, the Company currently estimates that 2008 earnings per diluted share, excluding the impact of the recall, will be between $1.60 and $1.80. The earnings per share range estimate does not include any significant change in currently planned levels of brand support, the current estimates for the start-up and upgrade of the Pennsylvania Brewery, production under the Diageo contract, the product recall or the $3.9 million excise tax reserve discussed above. The Company's ability to achieve this level of earnings in 2008 is dependent on its ability to achieve its targets for volume, pricing and costs.

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As previously reported, the Company currently estimates total capital expenditures in 2008 to be between $110.0 million and $120.0 million, of which $45.0 million is the balance of the purchase price of the Pennsylvania Brewery paid in June 2008, and $45.0 million to $55.0 million relates to capital expenditures necessary to start-up and upgrade the Pennsylvania Brewery.

Looking forward to 2009, based on current known information, the Company sees cost increases primarily in packaging costs due to a new glass contract and due to the depreciation and operating costs of the Pennsylvania Brewery. The 2009 cost increases are expected to be between 8% and 11%. These cost increases will be somewhat offset by price increases, currently targeted at 3%, and operational efficiency initiatives in 2009, but the Company anticipates that 2009 gross margin percentage could be down below full year 2008, excluding the impact of the recall on gross margin in 2008. While the Company continues to experience a healthy pricing environment, there is no guarantee that it will be able to achieve the planned price increases. The Company will provide 2009 guidance when the Company presents full year 2008 results.

The Company is currently evaluating 2009 capital expenditures and, based on current information, expects them to be between $25.0 million and $45.0 million, most of which relate to continued investments in the Pennsylvania Brewery as the Company pursues efficiency initiatives. The wide range is indicative of some uncertainty that the Company will complete all of the anticipated projects in 2008 and some of those projects may be completed in 2009. The actual amount spent may well be different from these estimates.

The Company expects that its cash and investment balances as of September 27, 2008 of $10.6 million, along with future operating cash flow and the Company's unused line of credit of $50.0 million, will be sufficient to fund future cash requirements. The Company continues to be in compliance with all of its debt covenants and has affirmed the availability of its line of credit. The Company has not yet borrowed any funds under the line of credit and the timing of future borrowings will depend on timing of receipts of ingredients and capital expenditures. The Company anticipates using the line of credit at some time in the next twelve months, as it builds ingredient inventory and continues its capital investments.

During the three months ended September 27, 2008, the Company did not repurchase any shares of its Class A Common Stock. Through October 31, 2008, the Company has repurchased a cumulative total of approximately 8.5 million shares of its Class A Common Stock for an aggregate purchase price of $114.0 million, and had $6.0 million remaining on the $120.0 million share buyback expenditure limit set by the Board of Directors. As of October 31, 2008, the Company had 10.1 million shares of Class A Common Stock and 4.1 million shares of Class B Common Stock outstanding.

The Boston Beer Company began in 1984 with a generations-old family recipe that Founder and Brewer Jim Koch uncovered in his father's attic. After bringing the recipe to life in his kitchen,

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Jim brought it to bars in Boston with the belief that drinkers would appreciate a complex, full-flavored beer, brewed fresh in America. That beer was Samuel Adams Boston Lager®, and it helped catalyze what became known as the American craft beer revolution.

Today, the Company brews more than 21 styles of beer. The Company uses the traditional four vessel brewing process and often takes extra steps like dry-hopping and a secondary fermentation known as krausening. It passionately pursues the development of new styles and the perfection of its classic beers by constantly searching for the world's finest ingredients. While resurrecting traditional brewing methods, the Company has earned a reputation as a pioneer in another revolution, the "extreme beer" movement, where it seeks to challenge drinkers' perceptions of what beer can be. The Boston Beer Company strives to elevate the image of American craft beer by entering festivals and competitions the world over, and in the past five years it has won more awards in international beer competitions than any other brewery in the world. The Company remains independent, and brewing quality beer remains its single focus. While the Company is the country's largest-selling craft beer, it accounts for only about one half of one percent of the U.S. beer market. For more information, please visit www.samueladams.com.

Statements made in this press release that state the Company's or management's intentions, hopes, beliefs, expectations or predictions of the future are forward-looking statements. It is important to note that the Company's actual results could differ materially from those projected in such forward-looking statements. Additional information concerning factors that could cause actual results to differ materially from those in the forward-looking statements is contained from time to time in the Company's SEC filings, including, but not limited to, the Company's report on Form 10-K for the years ended December 29, 2007 and December 30, 2006. Copies of these documents may be found on the Company's website, www.bostonbeer.com, or obtained by contacting the Company or the SEC.

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THE BOSTON BEER COMPANY, INC. Financial Results (In thousands, except per share data)

Operating Results:	(unaudited) Three Months Ended		(unaudited) Nine Months Ended

	September 27, 2008	September 29, 2007	September 27, 2008	September 29, 2007

Barrels sold	671	476	1,723	1,379

Revenue, net of product recall returns of $979 and $13,307 for the three and nine months ended September 27, 2008, respectively	$110,467	$97,158	$323,446	$279,193
Less excise taxes	9,339	13,014	28,823	29,733

Net revenue	101,128	84,144	294,623	249,460
Cost of goods sold	55,983	41,028	149,735	113,284
Costs associated with product recall	1,254	-	9,546	-

Gross profit	43,891	43,116	135,342	136,176
Operating expenses:
Advertising, promotional and selling expenses	34,004	32,956	101,249	92,082
General and administrative expenses	9,368	6,567	26,017	17,995
Write-off of brewery costs	-	-	-	3,443

Total operating expenses	43,372	39,523	127,266	113,520

Operating income	519	3,593	8,076	22,656
Other income, net:
Interest income	134	1,162	1,316	3,201
Other income (expense), net	(14)	165	200	504

Total other income, net	120	1,327	1,516	3,705

Income before income taxes	639	4,920	9,592	26,361
Income tax provision	934	1,743	5,101	10,625

Net (loss) income	$(295)	$3,177	$4,491	$15,736

Net (loss) income per common share - basic	$(0.02)	$0.22	$0.32	$1.11

Net (loss) income per common share - diluted	$(0.02)	$0.21	$0.31	$1.07

Weighted-average number of common shares - basic	13,934	14,235	13,890	14,186

Weighted-average number of common shares - diluted	13,934	14,789	14,333	14,688

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Consolidated Balance Sheets: (in thousands, except share data)

	(unaudited) September 27, 2008	December 29, 2007

Assets
Current Assets:
Cash and cash equivalents	$10,569	$79,289
Short-term investments	-	16,200
Accounts receivable, net of allowance for doubtful accounts of $235 and $249 as of September 27, 2008 and December 29, 2007, respectively	21,310	17,972
Inventories	23,804	18,090
Prepaid expenses and other assets	2,994	2,152
Deferred income taxes	2,090	2,090

Total current assets	60,767	135,793

Property, plant and equipment, net	139,785	46,198
Other assets	1,050	12,487
Goodwill	1,377	1,377

Total assets	$202,979	$195,855

Liabilities and Stockholders' Equity
Current Liabilities:
Accounts payable	$24,598	$17,708
Accrued expenses	38,420	40,349

Total current liabilities	63,018	58,057
Deferred income taxes	1,215	1,215
Other liabilities	2,652	2,995

Total liabilities	66,885	62,267

Commitments and Contingencies

Stockholders' Equity:
Class A Common Stock, $.01 par value; 22,700,000 shares authorized; 10,049,077 and 10,095,573 issued and outstanding as of September 27, 2008 and December 29, 2007, respectively	100	101
Class B Common Stock, $.01 par value; 4,200,000 shares authorized; 4,107,355 issued and outstanding	41	41
Additional paid-in capital	102,090	88,754
Accumulated other comprehensive loss, net of tax	(204)	(204)
Retained earnings	34,067	44,896

Total stockholders' equity	136,094	133,588

Total liabilities and stockholders' equity	$202,979	$195,855

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Consolidated Statements of Cash Flows: (in thousands)

	(unaudited) Nine Months Ended

	September 27, 2008	September 29, 2007

Cash flows provided by operating activities:
Net income	$4,491	$15,736
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	8,289	4,704
Write-off of brewery costs	-	3,443
Loss on disposal of property, plant and equipment	25	23
Bad debt (recovery) expense	(7)	51
Stock-based compensation expense	3,354	2,099
Excess tax benefit from stock-based compensation arrangements	(4,578)	(2,000)
Purchases of trading securities	-	(30,395)
Proceeds from sale of trading securities	16,200	30,193
Changes in operating assets and liabilities:
Accounts receivable	(3,331)	(3,222)
Inventories	(5,714)	(1,946)
Prepaid expenses and other assets	(754)	(524)
Accounts payable	6,890	(42)
Accrued expenses	2,649	5,923
Other liabilities	(343)	(318)

Net cash provided by operating activities	27,171	23,725

Cash flows used in investing activities:
Purchases of property, plant and equipment	(45,339)	(18,618)
Proceeds from disposal of property, plant and equipment	11	5
Purchase of assets from Diageo North America, Inc.	(44,960)	(2,124)

Net cash used in investing activities	(90,288)	(20,737)

Cash flows (used in) provided by financing activities:
Repurchase of Class A common stock	(15,324)	-
Proceeds from exercise of stock options	4,842	3,232
Excess tax benefit from stock-based compensation arrangements	4,578	2,000
Net proceeds from sale of investment shares	301	213

Net cash (used in) provided by financing activities	(5,603)	5,445

Change in cash and cash equivalents	(68,720)	8,433

Cash and cash equivalents at beginning of period	79,289	63,147

Cash and cash equivalents at end of period	$10,569	$71,580

Supplemental disclosure of cash flow information:
Income taxes paid	$8,329	$12,164

Copies of The Boston Beer Company's press releases, including quarterly financial results, are available on the Internet at www.bostonbeer.com

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